Exhibit 99.1

Discovery Labs Completes $10.0 Million
Private Financing

Warrington, PA — November 22, 2006 — Discovery Laboratories, Inc. (Nasdaq: DSCO), announced today that it has completed the sale of securities in a private placement to one selected institutional investor for gross proceeds of $10.0 million. Under the terms of the financing, Discovery sold approximately 4.6 million newly-issued shares of its common stock at a price of $2.16 per share and issued a warrant with a five-year term exercisable for approximately 2.3 million shares of common stock at an exercise price of $3.18 per share. The purchase price per share for the shares of common stock represents a 5% discount to the average of the volume weighted average price of the common stock for the five trading days preceding the execution of the definitive purchase agreement (5-day VWAP) and the exercise price of the warrant represents a 40% premium over the 5-day VWAP.

The securities sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. In connection with the private placement, Discovery has agreed to prepare a registration statement for the resale of the newly-issued shares and the shares underlying the warrant and to file the registration statement with the Securities and Exchange Commission within 30 days of the closing. Jefferies & Company, Inc. acted as the placement agent for this transaction.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery’s technology produces a precision-engineered surfactant that is designed to mimic the essential properties of natural human lung surfactant. Discovery believes that its proprietary SRT pipeline has the potential to advance respiratory medicine and address a variety of respiratory diseases affecting premature infants, children and adults.

Discovery’s lead product candidate, Surfaxin®, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin is also being developed to address Bronchopulmonary Dysplasia in premature infants. Aerosurf™, Discovery’s aerosolized SRT, is being developed initially to treat premature infants suffering from respiratory disorders and is intended to obviate the need for intubation and conventional mechanical ventilation. Discovery’s SRT pipeline also includes programs addressing Acute Lung Injury, Acute Respiratory Failure, Cystic Fibrosis, Acute Respiratory Distress Syndrome, and other respiratory conditions.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made including, without limitation, the risk that Discovery will not be able to raise necessary additional capital. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

For more information, please visit our corporate website at www.Discoverylabs.com.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413